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                     September 8, 2023

       Eddie Ni
       Chief Executive Officer
       Goldenstone Acquisition Limited
       4360 E. New York Street
       Aurora, IL 60504

                                                        Re: Goldenstone
Acquisition Limited
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 30,
2023
                                                            File No. 001-41328

       Dear Eddie Ni:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Giovanni Caruso